Filed Under Rule 424(b)(3)
                                                              File No. 333-62041
        PROSPECTUS

                        BARRETT BUSINESS SERVICES, INC.

                                 894,642 SHARES

                                  COMMON STOCK


        This Prospectus covers 894,642 shares ("Shares") of common stock, $.01 par value per share ("Common Stock"), of Barrett Business Services, Inc. (the "Company"), which may be offered for sale from time to time by the selling stockholders ("Selling Stockholders") identified under "Selling Stockholders" herein. The Company will receive no part of the proceeds of any such sales. All sales commissions and similar expenses related to the sale of the Shares will be paid by the Selling Stockholders. By agreement, costs of registration are being borne by the Company.

        The Shares offered hereby may be sold from time to time in transactions (which may include block transactions) on The Nasdaq Stock Market at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through which sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended (the "Securities Act"), and their commissions and discounts and other compensation may be deemed to be underwriters' compensation. See "Plan of Distribution."

        The last reported sales price of the Common Stock on the National Market tier of The Nasdaq Stock Market on August 31, 1998, was $8-5/8 per share. Prospective purchasers should obtain current information regarding the trading price of the Common Stock.


================================================================================
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

                 The date of this Prospectus is August 31, 1998.


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


                              AVAILABLE INFORMATION

        The Company files annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements, and other information we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices at 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of these documents can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public on the SEC internet site (http://www.sec.gov).

        The Company has filed with the SEC a Registration Statement on Form S-3 (No. 333-62041) (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be read or obtained as described above.

        The Company furnishes Annual Reports to its stockholders that contain financial statements which have been examined and reported upon, with an opinion expressed by, its independent certified public accountants.

                      INFORMATION INCORPORATED BY REFERENCE

        The following documents filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

        (1) Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Amendment No. 1 dated August 20, 1998;

        (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as amended by Amendment No. 1 dated August 20, 1998;

        (3)    Quarterly  Report on Form  10-Q for the  quarter  ended  June 30,
               1998;

        (4)    Current Report on Form 8-K dated April 13, 1998; and

        (5)    Current Report on Form 8-K dated June 29, 1998.

        All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be


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


deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON TO THE CONTROLLER, BARRETT BUSINESS SERVICES, INC., 4724 S.W. MACADAM AVENUE, PORTLAND, OREGON 97201, (503) 220-0988.

                                   THE COMPANY

        Barrett Business Services, Inc. (the "Company"), is a leading human resource management company. The Company provides comprehensive outsourced solutions addressing the costs and complexities of a broad array of employment-related issues for businesses of all sizes. Its range of services and expertise in human resource management encompasses five major categories: payroll processing, employee benefits and administration, workers' compensation coverage, aggressive risk management and workplace safety programs, and human resource administration, which includes functions such as recruiting, interviewing, drug testing, hiring, placement, training, and regulatory compliance. These services are typically provided through a variety of contractual arrangements, as part of either a traditional staffing service or a professional employer organization ("PEO") service. Staffing services include on-demand or short-term staffing assignments, long-term or indefinite-term contract staffing, and comprehensive on-site personnel management responsibilities. In a PEO arrangement, the Company enters into a contract to become a co-employer of the client company's existing workforce and assumes responsibility for some or all of the human resource management responsibilities. The Company provides services to a diverse array of customers through a network of 30 branch offices in Oregon, California, Washington, Maryland, Delaware, Idaho, Michigan, and Arizona. It also has 21 smaller recruiting offices in its general market areas under the direction of a branch office.

        The Company was incorporated in the state of Maryland in 1965. The Company's principal executive offices are located at 4724 S.W. Macadam Avenue, Portland, Oregon 97201, and its telephone number is (503) 220-0988.

                              SELLING STOCKHOLDERS

        The following table sets forth the name of each Selling Stockholder, the amount of Common Stock owned by such Selling Stockholder at August 31, 1998, the number of Shares to be offered by such Selling Stockholder and the amount and percentage of Common Stock to be owned by such Selling Stockholder after completion of the offering assuming all the Shares are sold. The Shares were issued in connection with the Company's acquisition of Western Industrial Management, Inc., and a related company, Catch 55, Inc. (together, "WIMI") on June 29, 1998.

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


===================================================================================================
                                                          Common Stock
---------------------------------------------------------------------------------------------------
                                 Shares Presently         Shares to be        Shares to be Owned
            Name                    Owned (1)             Offered (1)           After Offering
            ----                    ---------             -----------           --------------
---------------------------------------------------------------------------------------------------
Patricia Otahal                       43,962                 43,962                  -0-
---------------------------------------------------------------------------------------------------
Rentschler Family Trust              850,680                850,680                  -0-
Dated January 10, 1994(2)
===================================================================================================

----------------------------

(1) A total of 89,464 Shares are subject to forfeiture for purposes of settlement of certain contingencies specified in the Acquisition and Merger Agreement dated June 29, 1998, relating to the acquisition of WIMI by the Company, as follows: Ms. Otahal, 4,396 shares; and the Rentschler Family Trust, 85,068 shares. Such risk of forfeiture shall lapse as to a total of 56,004 Shares (62.6 percent of the total shares subject to forfeiture) no later than June 29, 1999.

(2)     Shares of Common Stock  subject to employee  stock options held by Keith
N. Rentschler, one of the trustees of the Rentschler Family Trust, are not included in the table.

        None of the Selling Stockholders has had a material relationship with the Company within the past three years, other than in connection with the acquisition of WIMI in an arm's-length transaction, except that Keith N. Rentschler, one of the trustees of the Rentschler Family Trust, has entered into an employment agreement with the Company pursuant to which Mr. Rentschler is employed as an Area Vice President for the Company's Southern California market area and, in connection therewith, has been awarded employee stock options to purchase 50,000 shares of Common Stock at an exercise price of $10.125 per share.

                              PLAN OF DISTRIBUTION

        Beginning November 14, 1998, when certain restrictions arising out of pooling-of-interests accounting lapse, the Selling Stockholders may sell the Shares in one or more transactions (which may involve one or more block transactions) on the over-the-counter market on Nasdaq and upon terms then prevailing or at prices related to the then current market price, in separately negotiated transactions or in a combination of such transactions. The Shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; (e) short sales; and (f) face-to-face transactions between sellers and purchasers without a broker-dealer. The Selling Stockholders may also sell Shares in accordance with Rule 144 under the Securities Act. The Selling Stockholders may be deemed to be underwriters of the Shares offered hereby within the meaning of the Securities Act.

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

        The Company has agreed to keep the registration of the Shares offered hereby effective until the date upon which all of the Shares have been sold or until August 31, 2001, whichever is earlier.

        In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated. All other expenses incurred in connection with this offering, other than fees of the Selling Stockholders' counsel, if any, will be borne by the Company. Such brokers and dealers and any other participating brokers or dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

                                  MISCELLANEOUS

        No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase any of the Shares in any jurisdiction to any person to whom such offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.